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                                                                  EXHIBIT (g)(2)

                             REIMBURSEMENT AGREEMENT

      AGREEMENT made this ____ day of __________________, 2005, by and between TORTOISE NORTH AMERICAN ENERGY CORPORATION, a Maryland corporation (the "Company"), and TORTOISE CAPITAL ADVISORS, LLC, a Delaware limited liability company (the "Adviser").

                              W I T N E S S E T H:

      WHEREAS, the Company and the Adviser have separately entered into an Investment Advisory Agreement of even date herewith (the "Advisory Agreement"); and

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Company, it is hereby agreed by and between the parties hereto as follows:

      1. For the period from the closing of the Company's initial public offering of its Common Shares and ending one year thereafter, the Adviser agrees to reimburse the Company for fees and expenses, including the investment advisory fee and other expenses, in the amount of .25% of the average monthly managed assets of the Company as defined in the Advisory Agreement.

      2. To effect the expense reimbursement provided for in this Agreement, the Company may offset the appropriate amount of the reimbursement contemplated hereunder against the investment advisory fee payable under the Advisory Agreement.

      3. This Agreement, and the Advisor's obligation to so reimburse fees and expenses hereunder, shall terminate on the earlier of one year from the closing of the initial public offering of the Company's Common Shares or (b) termination of the Advisory Agreement.

      4. Except as provided in paragraph 3 above, this Agreement may be terminated only by the vote of the Board of Directors of the Company, including the vote of a majority of the members of the Board who are not "interested persons" within the meaning of the Investment Company Act of 1940.

      5. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware.

TORTOISE NORTH AMERICAN ENERGY            TORTOISE CAPITAL ADVISORS, LLC
CORPORATION

By:___________________________            By:___________________________________
            [title]                                        [title]